EXHIBIT 99.1

TEKOIL RECEIVES APPROVAL FOR 3D SEISMIC PROGRAM EXPANSION

MONDAY, November 21, 2006 8.30 AM
- Prime Zone

THE WOODLANDS, Texas, November 21, 2006 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (Pink Sheets: TKGN) today announced that its application for a geographic expansion of its original 3D seismic survey program around the Port au Port Peninsula and Port au Port Bay in western Newfoundland, has been increased from approximately 240 sq km to approximately 500 sq km and released from further environmental assessment by the Newfoundland and Labrador Department of Environment and Conservation. Tekoil is in the final stages with the Canada-Newfoundland and Labrador Offshore Petroleum Board to complete its approvals for the offshore component of the program.

Tekoil is presently focused on its Galveston, Texas acquisition, and establishing its rig fabrication center in Stephenville, Newfoundland, with the anticipation of work beginning as early as the first quarter of 2007.

Tekoil’s Chairman & CEO stated, “The approval from the Department of Environment & Conservation is a major step forward in our efforts to establish the company’s operations in western Newfoundland, and we are delighted to be making steady progress”. Mr. Western went on to say, “This has been a long process that has required a serious commitment of financial and human resources on our part, but Tekoil believes in the potential of western Newfoundland, and has long term plans for its future in the Province”.

About Tekoil & Gas Corporation:
Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small- to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB/A.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.